Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of MVP REIT II, Inc. on Form S-11 (File No. 333-205893) of our report dated March 24, 2017 with respect to our audit of the consolidated financial statements of MVP REIT II, Inc. as of December 31, 2016 and 2015, and for the year ended December 31, 2016 and for the period from May 4, 2015 (date of inception) through December 31, 2015, which report is included in this Annual Report on Form 10-K of MVP REIT II, Inc.

/s/ RBSM LLP

New York, NY
March 24, 2017